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                                                                  Exhibit 10(aa)


                                    AGREEMENT

         AGREEMENT, dated as of August 22, 1997 between Universal Studios Inc., a Delaware corporation ("Universal"), and Frank J. Biondi, Jr. (the "Executive").

         WHEREAS, the Executive is currently employed by Universal as its Chairman and Chief Executive Officer pursuant to an agreement dated as of April 23, 1996 between Universal and the Executive (the "Employment Agreement");

         WHEREAS, Universal has agreed to pay certain costs in connection with the construction of a screening room and related facilities ("Screening Room") at the Executive's residence located at 102-110 North Rockingham Ave., Los Angeles, CA 90049 (the "Residence"), and provide the necessary equipment and furnishing that will enable the Executive to review dailies, rushes, motion pictures and other audiovisual materials in order that the Executive may more effectively render his services to Universal under the Employment Agreement; and

         WHEREAS, the construction of the Screening Room and the providing of the equipment and furnishings for Executive's use is being done solely at the request and for the convenience of Universal.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Executive authorizes Universal to proceed with the construction of the Screening Room as contemplated by this Agreement. Universal shall advance all costs in connection therewith. All commitments or expenses shall be approved by Universal.

         2. Universal shall maintain records relating to the construction of the Screening Room sufficient to show the following total costs on an aggregate basis:

                  (a) cost of construction of the Screening Room and of the non-removable equipment and furnishings relating thereto (the "Construction Costs");

                  (b) cost of all motion picture projection equipment and related audio visual equipment for the Screening Room (the "Projection Equipment"); and

                  (c) cost of all removable furnishings for the Screening Room (the "Furnishings").

         3. Universal will maintain separate depreciation accounts for Construction Costs, Projection Equipment and Furnishings. Construction Costs will be depreciated on a straight line basis by
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Universal over a period of 20 years. The Projection Equipment and Furnishings will be depreciated on a straight line basis by Universal over a period of 7 years. Universal will commence depreciating these items on the date the Screening Room becomes operative. Universal will thereafter deliver to the Executive an inventory of the Projection Equipment and Furnishings (the "Inventory").

         4. The Screening Room, Projection Equipment and Furnishings shall remain the sole property of Universal. Universal shall indemnify and hold harmless Executive from and against any losses, claims, damages, liabilities or actions arising from the construction or use of the Screening Room. Universal shall be responsible for all repairs and maintenance and for fire, theft and extended coverage insurance for the Screening Room, Projection Equipment and Furnishings. Universal shall make Executive an additional insured under its policies, and such insurance shall be primary in the event of any other applicable insurance. Upon advance notice, and subject to a strike or other labor problem that precludes Universal from doing so, Universal will provide Executive with an operator for the Projection Equipment. Universal's obligations under this paragraph 4 shall terminate upon the occurrence of a Triggering Event (as defined in paragraph 5); provided that Universal's indemnification obligation as described in the first sentence of this paragraph 4 shall, with respect to any act, event or occurrence on or prior to the date of a Triggering Event, survive and continue indefinitely following the occurrence of such Triggering Event.

         5. Upon the occurrence of any of the following events (a "Triggering Event"), the Executive or his estate shall pay to Universal a sum equal to the depreciated book value of the Construction Costs as shown on the books of Universal determine as of the date of the Triggering Event: (i) the termination of Executive's employment, other than due to the Executive's death; provided, however, that this clause (i) shall not apply, and there shall be no Triggering Event, if Executive remains associated or affiliated with Universal, in which case the Triggering Event shall be the termination of Executive's association or affiliation with Universal ("Termination"); (ii) the sale of the Residence; or
(iii) the Executive's death. In the event of Termination, payment of the depreciated book value of the Construction Costs shall be made the earlier of
(a) one year after the termination date or (b) sixty days after the date Executive shall become employed by any other employer. In the event the Residence is sold, payment shall be made within thirty days after transfer of ownership. In the event of the Executive's death, his estate shall make such payment to Universal the earlier of (a) thirty

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days after transfer of ownership of the Residence or (b) one year after the
Executive's death.

         6. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence of a Triggering Event the Executive (or his estate) shall have the option, in lieu of paying Universal the depreciated book value of the Construction Costs, of requiring Universal at its sole expense promptly, and in no event later than ninety days after exercise of the option, to remove the Screening Room and restore that portion of the site affected by the construction to substantially the same condition as existed prior to construction both physically and aesthetically. Upon exercising such option, Executive shall have no further obligation to Universal to pay for the Screening Room regardless of whether Universal complies with its obligation to remove and restore as provided above. Universal shall forfeit its right to the Screening Room if it fails to so comply. This option must be exercised in writing and shall not be assignable or transferable by the Executive (or his estate), other than to the Executive's estate in the event of his death. The option must be exercised as follows: In the event of Termination, within sixty days of the termination date; in the event the Residence is sold, not less than sixty days prior to the date of transfer of ownership; and in the event of Executive's death, within one year of the date of death.

         7. Upon the occurrence of a Triggering Event, the Executive or his estate shall have the option to purchase all or any portion of the Projection Equipment and Furnishing for the depreciated book value of such property as shown on the books of Universal determined as of the date of the Triggering Event. This option must be exercised in writing and must be accompanied by the full amount of the purchase price which Universal will supply promptly upon request. This option shall not be assignable or transferable by the Executive (or his estate), other than to the Executive's estate in the event of his death. The option must be exercised as follows: In the event of Termination, within sixty days of the termination date; in the event the Residence is sold, not less than sixty days prior to the date of transfer of ownership; and in the event of Executive's death, not less than sixty days prior to the date of transfer of ownership of the Residence or within one year of the Executive's death, whichever occurs first. In the event that more than one Triggering Event occurs, the earliest time period applicable, as set forth in paragraphs 5-7, shall control.

         8. In the event Executive or his estate does not exercise the option to purchase the Projection Equipment and Furnishings, Universal shall have the right upon reasonable notice to enter the

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Residence and remove at its sole expense all items identified on the Inventory not purchased.

         9. The Executive shall be responsible for and hereby agrees to pay all real and personal property taxes in connection with and attributable to the Screening Room, the Projection Equipment and the Furnishings. Prior to the occurrence of a Triggering Event, the Executive shall be entitled to reimbursement of such costs from Universal upon submission to Universal of adequate proof of the amount of such taxes paid by Executive.

         10. All notices or communications hereunder shall be in writing, addressed as follows: To Universal:

                     Universal Studios Inc.
                     100 Universal City Plaza
                     Universal City, CA  91608
                     Attention:  General Counsel

                     Copy To:  Vice President and Controller

                  To the Executive:

                     Frank J. Biondi, Jr.
                     xxxxxxxxxxxxxxxx
                     xxxxxxxxxxxxxxxx

Any such notice or communication shall be sent overnight delivery or certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in writing from time to time), and shall be deemed delivered when so sent.

         11. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

         12. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of Universal, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation (a) by Universal except in connection with the sale or other transfer of all or substantially all the assets and business of Universal or (b) by the Executive, except by operation of law and other than to the Executive's estate in the event of his death.

         13. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between Universal and the Executive with respect to such subject matter. The Agreement may be

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amended at any time by mutual written agreement of the parties hereto.

         14. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

         IN WITNESS WHEREOF, Universal has caused this Agreement to be executed and the Executive has executed this Agreement as of the day and year first above written.

                                                 UNIVERSAL STUDIOS INC.

                                                 By    /s/ Bruce L. Hack
                                                      --------------------------
                                                      Bruce L. Hack

                                                       /s/ Frank J. Biondi, Jr.
                                                      --------------------------
                                                      Frank J. Biondi, Jr.

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